FOR IMMEDIATE RELEASE	News Release

CAMPBELL & COMPANY APPOINTS TERRI BECKS PRESIDENT
AND CHIEF EXECUTIVE OFFICER

     Towson, MD, April 3, 2007 -— Campbell & Company announced today the appointment of Terri Becks to the position of President & Chief Executive Officer, succeeding Bruce Cleland, who will become Vice Chairman. Keith Campbell, founder and Chairman made the announcement.

Ms. Becks has been with Campbell & Company as its Chief Financial Officer for 16 years, and a member of the Board of Directors for 13 years. Ms. Becks is also a former member of the Board of Directors of Managed Funds Association. Prior to joining Campbell & Company, she was Vice President & Chief Financial Officer of Bank Maryland Corp, a publicly held company. Ms. Becks started her professional career with Ernst & Young as a CPA.

“Under Bruce’s leadership, the firm has grown to become a leader in the alternative investment industry,” said Mr. Campbell. “Bruce implemented our vision of Campbell as a research & technology organization not reliant on a “star system” but rather on a team-based approach to systematic model development. It has been my pleasure to watch Terri develop as a business leader over the last 16 years, and I am confident that in the years ahead she will lead the company to even greater success.”

Bruce Cleland, who has been with Campbell & Company since 1993, having served as President since 1994, and Chief Executive Officer since 1997, will become Vice Chairman of the firm. Mr. Cleland will act in an advisory capacity to the Executive Committee while undergoing treatment for cancer, which recently resurfaced.

"Keith Campbell and I have spent the last 10 years building Campbell & Company’s multi-generational infrastructure,” said Mr. Cleland. “We have a depth of talent that extends across our 10-member Executive Committee and our staff of 140. We have watched this vision unfold and become a platform for future success. I have every confidence that under Terri’s business leadership and Kevin Heerdt’s research leadership, Campbell’s success will continue.”

Kevin M. Heerdt, Director of Research & Chief Operating Officer, will continue to focus his efforts on Campbell’s research and trading activities. Mr. Heerdt joined Campbell in 2003 as co-head of Research, and was appointed Chief Operating Officer in 2005 and Head of Research in January 2007. Prior to joining Campbell, Mr. Heerdt spent 12 years with Moore Capital where he acted in several capacities including Managing Director and Chief Investments Officer.

“Campbell’s strength lies in our ability to focus as a team on the needs of our investors in a demanding and highly competitive market, said Mr. Heerdt. “Campbell’s organizational commitment to systematic trading will continue to serve our clients, as it has since 1972.”

Campbell & Company is based in Towson, Maryland, and is one of the oldest and largest alternative investment management firms in the world. The company was founded in 1972, and manages global futures, currencies and equities portfolios for clients using systematic absolute return investment strategies.

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For further information:	Keith Campbell
Founder and Chairman
(410) 296-3301